EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CBRE Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398, 333-119362, 333-161744 and 333-181235) on Form S-8 and No. 333-178800 on Form S-3 of CBRE Group, Inc. of our report dated March 3, 2014, with respect to the consolidated balance sheets of CBRE Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, cash flows and equity for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of CBRE Group, Inc. Our report dated March 3, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states our audit of internal control over financial reporting of CBRE Group, Inc. excluded an evaluation of Norland Managed Services Ltd, the Acquired Business, as management excluded the Acquired Business from its assessment of the effectiveness of CBRE Group, Inc.’s internal control over financial reporting as of December 31, 2013.

/s/ KPMG LLP

Los Angeles, California

March 3, 2014